UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2006

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement

Amendment No. 2 to Amended and Restated Credit Agreement

On October 8, 2004, Herbst Gaming, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, and the lenders party thereto and amended the Credit Agreement on August 30, 2005.

On March 17, 2006, the Company entered into another amendment (“Amendment No. 2”) to the Credit Agreement. Among other changes, Amendment No. 2:

•                  increases the size of the letter of credit subfacility under the Credit Agreement from $10.0 million to $25.0 million;

•                  eliminates the step down in the Senior Debt to EBITDA Ratio (as defined in the Credit Agreement) to 2:25:1:00 for fiscal quarters ending on or after December 31, 2006 from the current ratio of 2.75:1:00;

•                  changes the amount of maintenance or repair capital expenditures allowable in any fiscal year from a fixed amount to a percentage of gross revenues of the Company and its subsidiaries during the immediately preceding fiscal year;

•                  increases the amount of growth capital expenditures allowed during the term of the Credit Agreement from $100.0 million to $150.0 million; and

•                  increases from $10.0 million to $20.0 million the size of a judgment entered against the Company which would constitute an event of default under the Credit Agreement.

The foregoing description of Amendment No. 2 and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2 and the Credit Agreement. A copy of Amendment No. 2 is attached hereto and incorporated by reference as Exhibit 99.1. A copy of the Credit Agreement was previously filed as an exhibit to the Company’s registration statement on Form S-4 (SEC No. 333-118068-05).

ITEM 9.01                                       Financial Statements and Exhibits

(d)                               Exhibits

99.1                         Amendment No. 2 to the Amended and Restated Credit Agreement dated as of March 17, 2006 among the Company, the guarantors party thereto, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: March 23, 2006	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer